Contact: Suzy Hollinger 808.525.8422 shollinger@abinc.com

ALEXANDER & BALDWIN REPORTS FULL-YEAR 2015 RESULTS

•	Leasing Net Operating Income (NOI) grows 8.5%[1] in 2015

•	Sales at Waihonua, Maui Business Park & Kahala Avenue drive $65.0 million of 2015 Development & Sales operating profit

•	Materials & Construction segment produces $41.0 million[1] of EBITDA, up 7.9%[1] in 2015

•	Previously announced sugar losses and cessation charges negatively impacted reported earnings

Honolulu (February 25, 2016) -- Alexander & Baldwin, Inc. (NYSE:ALEX) ("A&B" or "Company") today announced full-year 2015 net income of $29.6 million, or $0.545 per diluted share, which includes a previously reported loss for the Agribusiness segment of $33.9 million, or $0.69 per diluted share, principally arising from operating losses for Hawaiian Commercial & Sugar Company (HC&S) and costs related to the planned 2016 cessation of sugar operations. Earnings for 2014 were $61.4 million, or $1.25 per diluted share, which included $5.7 million, or $0.12 per diluted share, of Agribusiness segment losses. Excluding the Agribusiness losses, which primarily reflect the impact of the soon-to-be-ceased sugar operations, and results from commercial property sales, which are generated primarily in connection with property exchanges, adjusted net income rose from $32.8 million1 in 2014 to $64.7 million1 in 2015, reflecting the high-quality of earnings provided by the Real Estate and Materials & Construction segments. Revenue for 2015 was $570.5 million, compared to revenue of $560.0 million in the prior year.
"Aside from the challenges in our sugar operation, our Company performed well in 2015. Leading the way was our Leasing segment, which posted an 8.5%1 increase in NOI, resulting primarily from the strength of the Hawaii economy and our successful migration of assets from the Mainland to Hawaii," said Chris Benjamin, A&B president and chief executive officer. "Not only are we now generating roughly 80% of our commercial portfolio's NOI from Hawaii properties, but our Hawaii assets are performing well, validating our investment thesis. Additionally, we achieved solid sales across our development portfolio in 2015, including 18.4 acres at Maui Business Park, five Kahala Avenue properties, and 22 units at Kukui'ula, plus binding presales of all 450 high-rise and mid-rise units at The Collection condominium project," added Benjamin. "And, our Materials & Construction business finished strongly in 2015, producing $12 million1 of EBITDA in the fourth quarter, for a total of $41 million1 for the full year."
"Strong operating performance and cash flows from our Real Estate and Materials & Construction businesses helped us lower our debt levels by 17%, or $118 million, during 2015, strengthening our financial position as we head into 2016. Already this year we have furthered our asset migration and expanded our grocery-anchored retail presence with the acquisition of the well-performing, 139,000-square-foot, Safeway- and CVS/Longs-anchored

Manoa Marketplace in January. We’re also focused on opportunities to generate organic growth within our expanded Hawaii portfolio and enhance the value of these assets. This year we expect to increase investments in existing assets to position them for sustained long-term growth, including the repositioning of the Kailua Macy's leasehold improvements. In Development, we look forward to continuing the monetization of some developments—such as The Collection—while adding new product to our pipeline with the start of presales and construction of Kamalani, a 630-unit master-planned community in Kihei, Maui. Grace Pacific’s $227 million backlog is positive for its outlook, as is the expected start of new master-planned-community construction in West Oahu," said Benjamin. "Much of our focus in Agribusiness in 2016 will be on a successful final harvest and helping smooth the transition for affected employees. As we complete the harvest, our focus for the plantation will shift to implementing our diversified agriculture model, which we believe will put the Agribusiness segment on a path toward stability."
Leasing operating profit of $53.1 million was up 11.8% over last year, and NOI increased 8.5%1, to $83.9 million1, compared with 2014. Real Estate Development & Sales operating profit was $65.0 million in 2015, compared to $85.7 million in 2014, though results in 2014 included $56.2 million of commercial property sales, primarily from the sale of a single commercial property to fund a portion of the Kailua Portfolio acquisition. The Agribusiness operating loss for the year was $51.9 million, which included $22.6 million of pre-tax sugar cessation-related costs, compared to operating losses of $11.8 million in 2014. Operating profit for the Materials & Construction segment in 2015 was $30.9 million, a 19.3% increase over prior year's operating profit of $25.9 million, and EBITDA was $41.0 million1, compared to $38.0 million1 in 2014.

FOURTH QUARTER 2015 FINANCIAL RESULTS
The Company reported a fourth quarter 2015 net loss of $12.2 million, or $0.295 per diluted share, which includes a $26.2 million after-tax loss, or $0.54 per diluted share, related to the Agribusiness segment. Fourth quarter 2014 earnings were $7.0 million, or $0.14 per diluted share, and included $4.8 million, or $0.10 per diluted share, of Agribusiness segment losses. Revenue for the fourth quarter of 2015 was $121.4 million, compared to revenue of $165.1 million for the fourth quarter of 2014.
    Leasing operating profit for the fourth quarter of 2015 was $13.5 million compared to $11.6 million for the fourth quarter of 2014. Leasing NOI increased 11.6%1 to $21.2 million1. Fourth quarter 2015 Real Estate Development & Sales operating profit was $7.5 million, compared to $14.2 million in last year's fourth quarter. The Agribusiness segment operating loss for the fourth quarter was $40.1 million, which includes $22.6 million of cessation costs, compared to an operating loss of $7.9 million in the fourth quarter of 2014. Fourth quarter operating profit for the Materials & Construction segment was $9.2 million, compared to $8.6 million for the fourth quarter of 2014, and EBITDA was $11.7 million1, a 12.5%1 increase over the fourth quarter of 2014.

ANALYSIS OF FINANCIAL RESULTS
REAL ESTATE
Real Estate Leasing and Development & Sales revenue and operating profit are analyzed before subtracting amounts related to discontinued operations. Direct year-over-year comparison of Real Estate Development & Sales results may not provide a consistent, measurable indicator of future performance because results from period to period are significantly affected by the mix and timing of property sales. Operating results, by virtue of each project’s asset class, geography and timing, are inherently variable. Earnings from joint venture investments are not included in segment revenue, but are included in operating profit.
Real Estate Leasing - Fourth quarter of 2015 compared with 2014

	Quarter Ended December 31,
(dollars in millions)	2015	2014	Change
Revenue	$33.3	$32.1	3.7%
Operating profit	$13.5	$11.6	16.4%
Operating profit margin	40.5%	36.1%
NOI[1]
Hawaii	$16.5	$14.8	11.5%
Mainland	$4.7	$4.2	11.9%
Total	$21.2	$19.0	11.6%
Average occupancy rates:
Hawaii	94%	94%
Mainland	94%	94%
Total	94%	94%
Leasable space — at period end
Hawaii improved (million sq. ft.)	2.7	2.6
Mainland improved (million sq. ft.)	2.2	2.5
Total improved (million sq. ft.)	4.9	5.1
Total Hawaii urban ground leases (acres)	106	115
Real Estate Leasing revenue and operating profit for the fourth quarter of 2015 were 3.7% and 16.4% higher, respectively, than 2014, primarily due to improved Hawaii performance, the timing of sales and acquisitions, and the receipt of a Mainland lease termination payment. NOI grew 11.6%1 in the fourth quarter of 2015 to $21.2 million1 compared to $19.0 million1 for the fourth quarter 2014. Seventy-eight percent of portfolio NOI was generated by the Hawaii portfolio and 22% from the Mainland portfolio.

Real Estate Leasing - 2015 compared with 2014

(dollars in millions)	2015	2014	Change
Revenue	$133.8	$125.6	6.5%
Operating profit	$53.1	$47.5	11.8%
Operating profit margin	39.7%	37.8%
NOI[1]
Hawaii	$66.2	$59.8	10.7%
Mainland	$17.7	$17.5	1.1%
Total	$83.9	$77.3	8.5%
Average occupancy rates:
Hawaii	93%	94%
Mainland	95%	93%
Total	94%	94%
Leasable space — at period end
Hawaii improved (million sq. ft.)	2.7	2.6
Mainland improved (million sq. ft.)	2.2	2.5
Total improved (million sq. ft.)	4.9	5.1
Total Hawaii urban ground leases (acres)	106	115
    Real Estate Leasing revenue and operating profit for 2015 were 6.5% and 11.8% higher, respectively, than 2014, primarily due to improved performance from Hawaii properties and the timing of acquisitions and dispositions. Depreciation expense was 3.2% higher year-over-year, as proceeds from commercial property sales under 1031 exchange transactions are reinvested in commercial properties at a higher relative book basis than the property sold. NOI was 8.5%1 higher in 2015 compared to 2014 for the same reasons cited for the operating profit increase.

Real Estate Development & Sales - Fourth quarter of 2015 compared with 2014

	Quarter Ended December 31,		Year Ended December 31,
(dollars in millions)	2015	2014	2015	2014
Improved property sales revenue	$10.0	$—	$31.0	$64.1
Development sales revenue	3.5	37.6	75.0	56.6
Unimproved/other property sales revenue	9.2	1.8	25.5	29.3
Total revenue	$22.7	$39.4	$131.5	$150.0
Operating profit before joint ventures	$3.5	$13.2	$34.8	$83.7
Earnings from joint ventures	4.0	1.0	30.2	2.0
Total operating profit	$7.5	$14.2	$65.0	$85.7

Fourth quarter 2015: Revenue and operating profit were $22.7 million and $7.5 million, respectively, and were principally driven by the sales of eight parcels on Maui (five) and Kauai (three), and a one-acre parcel at Maui Business Park II (MBP). Results also include the sale of an office building in Washington. Operating profit also included nine joint venture sales (eight on Kauai and one on Hawaii Island), partially offset by joint venture expenses.
Fourth quarter 2014: Revenue and operating profit were $39.4 million and $14.2 million, respectively, and were principally driven by the sales of 7.2 acres at MBP, three residential lots on Oahu, returns from the Company’s investment in the ONE Ala Moana condominium on Oahu, and two Maui parcels. Operating profit also included 19 joint venture sales (12 on Oahu, four on Kauai and three on Hawaii Island), partially offset by joint venture expenses.
2015: Revenue from Real Estate Development and Sales was $131.5 million, principally related to the sales of five residential lots on Oahu, 18.4 acres at MBP, sales of three Mainland properties, 13 parcels on Maui (10) and Kauai (three), and a parcel in Santa Barbara, California. Operating profit was $65.0 million and also included joint venture residential sales of 329 condominium units on Oahu, 22 units on Kauai, 12 units on the Island of Hawaii, and one unit on Maui, partially offset by joint venture expenses.
2014: Revenue and operating profit were $150.0 million and $85.7 million respectively, and included the sale of a Maui commercial property, 11 Maui parcels, 7.2 acres at MBP, seven Kahala Avenue properties, a parcel at the Wailea Resort on Maui, the recognition of deferred revenue associated with the sale of three Mainland commercial properties in the fourth quarter of 2013, and returns from the Company’s investment in the ONE Ala Moana condominium. Operating profit additionally included the sales of 43 joint venture resort residential units (12 on Oahu, 14 on Kauai, two on Maui and 15 on Hawaii Island), partially offset by joint venture expenses.

MATERIALS & CONSTRUCTION
Materials & Construction - Fourth quarter of 2015 compared with 2014

	Quarter Ended December 31,
(dollars in millions)	2015	2014	Change
Revenue	$53.7	$61.3	(12.4)%
Operating profit	9.2	8.6	7.0%
Operating profit margin	17.1%	14.0%
EBITDA[1]	$11.7	$10.4	12.5%
Materials and Construction revenue was $53.7 million for the fourth quarter of 2015, compared to $61.3 million for the fourth quarter of 2014. Revenue declined 12.4% primarily due to a reduction in the price of asphalt sold resulting from the decline in oil prices, partially offset by increased material and construction- and traffic-control-related product sales.
The Materials & Construction segment reported operating profit of $9.2 million and $11.7 million1 of EBITDA for the fourth quarter of 2015. These results compare to fourth quarter 2014 operating profit of $8.6 million, and EBITDA of $10.4 million1. The segment's performance in the fourth quarter of 2015 improved compared to last year due principally to increased tons paved and construction material sales, as well as earnings from joint ventures, partially offset by lower asphalt sales margin. Earnings from joint venture investments are not included in segment revenue, but are included in operating profit.

Materials & Construction - 2015 compared with 2014

(dollars in millions)	2015	2014	Change
Revenue	$219.0	$234.3	(6.5)%
Operating profit	$30.9	$25.9	19.3%
Operating profit margin	14.1%	11.1%
EBITDA[1]	$41.0	$38.0	7.9%
Backlog at period end[2]	$226.5	$219.4	3.2%

Materials and Construction revenue was $219.0 million in 2015, compared to $234.3 million in 2014. Revenue declined 6.5% primarily due to a reduction in the price of asphalt sold due to the decline in oil prices, partially offset by increased material and construction- and traffic-control-related product sales.
Operating profit was $30.9 million for 2015, compared to $25.9 million for 2014. The increase was primarily related to increased paving, quarrying, and material sales, as well as earnings from joint ventures, partially offset by lower asphalt sales margin.
Backlog at the end of December 31, 2015 was $226.5 million, compared to $219.4 million as of December 31, 2014. Backlog includes the entire backlog of Maui Paving, a 50 percent-owned non-consolidated affiliate.

AGRIBUSINESS
Agribusiness - Fourth quarter of 2015 compared with 2014

	Quarter Ended December 31,
(dollars in millions)	2015	2014	Change
Revenue	$21.7	$32.3	(32.8)%
Operating loss (includes $22.6 million of sugar cessation costs)	$(40.1)	$(7.9)	(5X)
Tons sugar produced	37,700	46,900	(19.6)%
Tons sugar sold (raw and specialty sugar)	26,300	37,900	(30.6)%
Agribusiness revenue for the fourth quarter of 2015 decreased $10.6 million, or 32.8%, compared to the fourth quarter of 2014, due to lower raw sugar, power and molasses sales in the quarter compared to last year. The operating loss for the fourth quarter of 2015 was $40.1 million, compared to an operating loss of $7.9 million in the fourth quarter of 2014, due principally to $22.6 million of charges recognized in connection with the planned cessation of sugar operations at HC&S, lower raw sugar margin due to lower production during the year, and lower power and lower molasses margins.
Sugar production for the fourth quarter of 2015 was lower than the fourth quarter of 2014 due to a decrease in the number of acres harvested resulting from inclement weather, and lower yields. Sugar volume sold was lower in the fourth quarter of 2015, primarily due to sugar vessel improvements that allow it to carry both raw sugar and molasses to the West Coast, but lower the per voyage tonnage capacity of raw sugar that can be transported.

Agribusiness - 2015 compared with 2014

(dollars in millions)	2015	2014	Change
Revenue	$117.2	$120.5	(2.7)%
Operating loss (includes $22.6 million of sugar cessation costs)	$(51.9)	$(11.8)	(4X)
Tons sugar produced	136,400	162,100	(15.9)%
Tons sugar sold (raw and specialty sugar)	152,300	154,300	(1.3)%
Agribusiness revenue decreased $3.3 million, or 2.7 percent, in 2015 as compared to 2014. The decrease was primarily due to lower power sales revenue due principally to lower deliveries under a newly amended power contract, and lower molasses revenue due to lower production and sales during the year, partially offset by higher raw sugar revenue from a higher price.
Operating loss increased $40.1 million in 2015 compared with 2014. The increase was primarily due to $22.6 million of charges recognized in connection with the planned cessation of sugar operations at HC&S, lower raw sugar margin due to lower production during the year, lower power margin from lower pricing and volume, and higher income in 2014 related to a land sale.

Sugar production in 2015 was 15.9% lower than 2014 due principally to a lower number of acres harvested as a result of inclement weather during the harvesting season, and lower yields. Tons of sugar sold was 1.3% percent lower in 2015 than in 2014, due principally to lower volume of specialty sugar sold.

OTHER INCOME STATEMENT ITEMS
Other Income Statement Items - Fourth quarter 2015 compared with 2014

	Quarter Ended December 31,
(dollars in millions)	2015	2014	Change
Interest expense	$(6.6)	$(7.4)	10.8%
General corporate expenses	$(4.4)	$(5.2)	15.4%
Income tax expense (benefit)	$(9.9)	$6.2	NM

Fourth quarter 2015 interest expense was $6.6 million, compared to $7.4 million for the fourth quarter of 2014. The reduction in interest expense resulted primarily from lower levels of debt in the quarter compared to last year. Corporate expenses were $4.4 million for the fourth quarter of 2015, compared to $5.2 million for the fourth quarter of 2014. The decrease was due principally to lower professional services expenses.
Total income tax benefit for the fourth quarter of 2015 was $9.9 million, compared to $6.2 million of income tax expense in the fourth quarter of 2014. The change in income taxes was primarily due to 2015 tax benefits associated with Agribusiness losses.

Other Income Statement Items - 2015 compared with 2014

(dollars in millions)	2015	2014	Change
Interest expense	$(26.8)	$(29.0)	7.6%
General corporate expenses	$(20.1)	$(18.6)	(8.1)%
Income tax expense (benefit)	$16.5	$(1.4)	NM

Interest expense for 2015 was $26.8 million compared to $29.0 million for 2014. The reduction in interest expense resulted from lower levels of debt in 2015 compared to last year. Corporate expenses were $20.1 million for 2015, compared to $18.6 million for 2014. The increase was due principally to increased professional services expenses.
Income tax expense for 2015 of $16.5 million was higher than 2014, primarily due to 2014 tax benefits associated with the KRS II solar farm investment.

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
SEGMENT DATA & OTHER FINANCIAL INFORMATION
(In Millions, Except Per Share Amounts, Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Revenue:	2015	2014	2015	2014
Real Estate3:
Leasing	$33.3	$32.1	$133.8	$125.6
Development & Sales	22.7	39.4	131.5	150.0
Reconciling item[4]	(10.0)	—	(31.0)	—
Less amounts reported as discontinued operations	—	—	—	(70.4)
Materials & Construction	53.7	61.3	219.0	234.3
Agribusiness	21.7	32.3	117.2	120.5
Total revenue	$121.4	$165.1	$570.5	$560.0

Operating profit (loss), net income (loss):
Real Estate3:
Leasing	$13.5	$11.6	$53.1	$47.5
Development & Sales	7.5	14.2	65.0	85.7
Less amounts reported as discontinued operations	—	—	—	(56.2)
Materials & Construction	9.2	8.6	30.9	25.9
Agribusiness operations	(17.5)	(7.9)	(29.3)	(11.8)
Agribusiness cessation costs	(22.6)	—	(22.6)	—
Total operating profit (loss)	$(9.9)	$26.5	$97.1	$91.1
Interest expense	(6.6)	(7.4)	(26.8)	(29.0)
General corporate expenses	(4.4)	(5.2)	(20.1)	(18.6)
KRSII pre-tax income (reduction in carrying value), net	(0.9)	0.4	(2.6)	(14.7)
Income (loss) from continuing operations before income taxes	(21.8)	14.3	47.6	28.8
Income tax expense (benefit)	(9.9)	6.2	16.5	(1.4)
Income (loss) from continuing operations	(11.9)	8.1	31.1	30.2
Income from discontinued operations, net of income taxes	—	—	—	34.3
Net income (loss)	(11.9)	8.1	31.1	64.5
Income attributable to noncontrolling interest	(0.3)	(1.1)	(1.5)	(3.1)
Net income (loss) attributable to A&B shareholders	(12.2)	7.0	29.6	61.4

Basic earnings (loss) per share attributable to A&B shareholders[5]:
Continuing operations	$(0.29)	$0.14	$0.54	$0.56
Net income (loss)	$(0.29)	$0.14	$0.54	$1.26

Diluted earnings (loss) per share attributable to A&B shareholders[5]:
Continuing operations	$(0.29)	$0.14	$0.54	$0.55
Net income (loss)	$(0.29)	$0.14	$0.54	$1.25

Weighted average number of shares outstanding:
Basic	48.9	48.8	48.9	48.7
Diluted	48.9	49.3	49.3	49.3

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(In Millions, Unaudited)

	December 31, 2015	December 31, 2014
Assets
Current assets	$152.5	$167.6
Investments in affiliates	416.4	418.6
Real estate developments	183.5	224.0
Property, net	1,269.4	1,301.7
Intangible assets, net	54.4	63.9
Goodwill	102.3	102.3
Other assets	65.0	43.5
	$2,243.5	$2,321.6

Liabilities & equity
Current liabilities	$184.7	$183.0
Long-term debt, non-current portion	497.8	631.5
Deferred income taxes	202.1	185.7
Accrued pension and post-retirement benefits	59.7	54.8
Other non-current liabilities	60.5	51.8
Redeemable noncontrolling interest	11.6	—
Equity	1,227.1	1,214.8
	$2,243.5	$2,321.6

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED CASH FLOW TABLE
(In Millions, Unaudited)

	2015	2014

Cash flows provided by operating activities:	$128.5	$39.1

Cash flows from investing activities:
Capital expenditures for property, plant and equipment	(43.4)	(60.2)
Capital expenditures related to 1031 commercial property transactions	(1.3)	(14.9)
Proceeds from investment tax credits and grants related to Port Allen Solar Farm	—	4.5
Proceeds from disposal of property and other assets	8.1	9.5
Proceeds from disposals related to 1031 commercial property transactions	40.0	85.6
Payments for purchases of investments in affiliates and preferred investment	(29.4)	(75.1)
Proceeds from investments in affiliates and preferred investment	44.4	36.2
Change in restricted cash associated with 1031 transactions	(17.4)	0.6
Acquisition of business, net of cash (including Grace indemnity holdback)	$—	$(14.2)
Net cash provided by (used in) investing activities	$1.0	$(28.0)

Cash flows from financing activities:
Proceeds from the issuance of long-term debt	$132.0	$283.0
Payments of long-term debt and deferred financing costs	(248.1)	(224.2)
Payments on line-of-credit agreements, net	(3.0)	(62.3)
Distributions to noncontrolling interests	(1.1)	(0.2)
Dividends paid	(10.3)	(8.3)
Proceeds from issuance (repurchase) of capital stock and other, net	(0.5)	0.4
Net cash used in financing activities	$(131.0)	$(11.6)
Net decrease in cash and cash equivalents	$(1.5)	$(0.5)

USE OF NON-GAAP FINANCIAL MEASURES
The Company presents net income adjusted to exclude Agribusiness losses, which primarily reflect the performance of the soon-to-be-ceased sugar operations, and results from commercial property sales, which are generated primarily in connection with property exchanges. The Company provides this information to investors as an additional means of evaluating performance. Adjusted net income attributable to A&B shareholders should not be considered as an alternative to net income attributable to A&B shareholders (determined in accordance with GAAP) as an indicator of the Company’s overall financial performance. The Company believes that net income attributable to A&B shareholders is the most directly comparable GAAP measurement to adjusted net income attributable to A&B shareholders. A reconciliation of net income attributable to A&B shareholders to adjusted net income attributable to shareholders is as follows:

	Year Ended December 31,
(dollars in millions)	2015	2014
Net income attributable to A&B shareholders	$29.6	$61.4
Agribusiness loss net of taxes	33.9	5.7
Results from commercial property sales net of taxes	1.2	(34.3)
Adjusted net income attributable to A&B shareholders	$64.7	$32.8

The Company presents NOI, which is a non-GAAP measure derived from Real Estate Leasing revenue (determined in accordance with GAAP, including discontinued operations, less straight-line rental adjustments) minus property operating expenses (determined in accordance with GAAP). NOI does not have any standardized meaning prescribed by GAAP, and therefore, may differ from definitions of NOI used by other companies. The Company provides this information to investors as an additional means of evaluating ongoing core operations. NOI should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company’s financial performance, or as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. NOI is commonly used as a measure of operating performance because it is an indicator of the return on property investment, and provides a method of comparing property performance over time. NOI excludes general and administrative expenses, straight-line rental adjustments, interest income, interest expense, depreciation and amortization, and gains on sales of interests in real estate. The Company believes that the Real Estate Leasing segment’s operating profit after discontinued operations is the most directly comparable GAAP measurement to NOI. A reconciliation of Real Estate Leasing operating profit to Real Estate Leasing segment NOI is as follows:

	Three Months Ended December 31,		Year Ended December 31,
(dollars in millions)	2015	2014	2015	2014
Real Estate Leasing segment operating profit before discontinued operations	$13.5	$11.6	$53.1	$47.5
Less amounts reported in discontinued operations (pre-tax)	—	—	—	(0.3)
Real Estate Leasing segment operating profit after subtracting discontinued operations	$13.5	$11.6	$53.1	$47.2
Adjustments:
Depreciation and amortization	7.1	7.0	28.9	28.0
Straight-line lease adjustments	(0.2)	(0.9)	(2.3)	(2.7)
General and administrative expenses	0.8	1.3	3.9	4.5
Other	—	—	0.3	—
Discontinued operations	—	—	—	0.3
Real Estate Leasing segment NOI	$21.2	$19.0	$83.9	$77.3
Percent change over prior comparative period	11.6%		8.5%

The Company presents EBITDA for the Materials & Construction segment, which is a non-GAAP measure. The Company uses EBITDA when evaluating operating performance for the Materials & Construction segment because management believes that it provides insight into the segment’s core operating results, future cash flow generation, and/or the underlying business trends affecting performance on a consistent and comparable basis from period to period. The Company provides this information to investors as an additional means of evaluating the segment’s ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company believes that Materials & Construction operating profit is the most directly comparable GAAP measurement to the segment's EBITDA. Reconciliation of the Materials & Construction segment's operating profit to EBITDA follows:

	Three Months Ended December 31,		Year Ended December 31,
(dollars in millions)	2015	2014	2015	2014
Materials & Construction operating profit	$9.2	$8.6	$30.9	$25.9
Depreciation & amortization expense	2.8	2.9	11.6	15.2
Income attributable to non-controlling interest	(0.3)	(1.1)	(1.5)	(3.1)
Materials & Construction EBITDA	$11.7	$10.4	$41.0	$38.0
Change in Materials & Construction EBITDA	12.5%		7.9%
__________________________________________

[1]	This is a non-GAAP disclosure. See above for a discussion of management’s use of non-GAAP financial measures and required reconciliations from GAAP to non-GAAP measures.

[2]
Backlog represents the amount of revenue that Grace (and consolidated subsidiaries) and Maui Paving, LLC, a 50-percent-owned non-consolidated affiliate, expect to realize on contracts awarded, primarily related to asphalt paving and, to a lesser extent, Grace’s consolidated revenue from its construction- and traffic-control-related products. Backlog includes estimated revenue from the remaining portion of contracts not yet completed, as well as revenue from approved change orders. The length of time that projects remain in backlog can span from a few days for a small volume of work to 36 months for large paving contracts and contracts performed in phases. Maui Paving's backlog at December 31, 2015 and 2014 was $13.9 million and $38.1 million, respectively.

[3]	For periods prior to the adoption of Accounting Standards Updated 2014-08 in 2014, the Company accounted for leased commercial properties that it intended to sell as discontinued operations.

[4]
Represents the sales of commercial properties that are classified as "Gain on sale of improved property" in the Condensed Consolidated Statements of Income, but reflected as revenue for segment reporting purposes.

[5]
The Company deducted $1.8 million and $3.1 million of undistributed earnings allocated to redeemable noncontrolling interests from "Net income (loss) attributable to A&B shareholders" in calculating "Earnings (loss) per share attributable to A&B shareholders" for the three months and year ended December 31, 2015, respectively, as follows:

	Three Months Ended December 31,	Year Ended December 31,
(dollars in millions)	2015	2015
Net income (loss) attributable to A&B shareholders	$(12.2)	$29.6
Less: Undistributed earnings allocated to redeemable noncontrolling interest	(1.8)	(3.1)
Net income (loss) available to A&B shareholders	$(14.0)	$26.5

ABOUT ALEXANDER & BALDWIN
Alexander & Baldwin, Inc. is a Hawaii-based public company, with interests in real estate development, commercial real estate, agriculture, materials and infrastructure construction. With ownership of approximately 88,000 acres in Hawaii, A&B is the state’s fourth largest private landowner, and one of the state’s most active real estate investors. The Company manages a portfolio comprising about five million square feet of leasable space in Hawaii and on the U.S. Mainland and is the largest owner of grocery-anchored retail assets in the state. A&B is also Hawaii’s largest materials company and paving contractor. Additional information about A&B may be found at www.alexanderbaldwin.com.
FORWARD-LOOKING STATEMENTS
Statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with pages 17-30 of Alexander & Baldwin, Inc.’s 2014 Form 10-K and other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release. We do not undertake any obligation to update our forward-looking statements.
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